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                            ASSET PURCHASE AGREEMENT

                           DATED AS OF APRIL 23, 1999

                                  BY AND AMONG

                        OMNITECH CONSULTING GROUP, INC.
                                      AND
               THE PERSONS IDENTIFIED HEREIN AS ITS STOCKHOLDERS

                                      AND

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

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                               TABLE OF CONTENTS

                                                                          Page
ARTICLE I    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1     General . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2     Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.3     Interpretation. . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE II   SALE AND PURCHASE OF PURCHASED ASSETS . . . . . . . . . . . .   7
     2.1     Sale and Purchase of Purchased Assets . . . . . . . . . . . .   7
     2.2     Payment of the Purchase Price . . . . . . . . . . . . . . . .   7
     2.3     Earn-Out Adjustment . . . . . . . . . . . . . . . . . . . . .   8
     2.4     Earn-Out Payments . . . . . . . . . . . . . . . . . . . . . .   8
     2.5     Net Worth Adjustment. . . . . . . . . . . . . . . . . . . . .   9
     2.6     Net Worth Payment . . . . . . . . . . . . . . . . . . . . . .   9
     2.7     Assumption of Liabilities . . . . . . . . . . . . . . . . . .  10
     2.8     Sales and Transfer Taxes. . . . . . . . . . . . . . . . . . .  10
     2.9     Allocation. . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS....  11
     3.1     Corporate Status; Authority of Sellers; Enforceability. . . .  11
     3.2     Accounts Receivable . . . . . . . . . . . . . . . . . . . . .  12
     3.3     Intellectual Property . . . . . . . . . . . . . . . . . . . .  12
     3.4     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.5     Compliance with Laws. . . . . . . . . . . . . . . . . . . . .  13
     3.6     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.7     Personnel Identification and Compensation . . . . . . . . . .  13
     3.8     [INTENTIONALLY DELETED] . . . . . . . . . . . . . . . . . . .  13
     3.9     Stockholders. . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.10    [INTENTIONALLY DELETED] . . . . . . . . . . . . . . . . . . .  13
     3.11    Certain Transactions. . . . . . . . . . . . . . . . . . . . .  13
     3.12    Employee Benefit Matters. . . . . . . . . . . . . . . . . . .  14
     3.13    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.14    Title to Assets; Condition. . . . . . . . . . . . . . . . . .  15
     3.15    Real Property . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.16    Consents. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.17    Licenses and Permits. . . . . . . . . . . . . . . . . . . . .  16
     3.18    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.19    Financial Statements. . . . . . . . . . . . . . . . . . . . .  16
     3.20    Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .  16
     3.21    Conduct of Business Since Reference Balance Sheet Date. . . .  16
     3.22    Broker's or Consultant's Fees . . . . . . . . . . . . . . . .  17
     3.23    Banking Arrangements. . . . . . . . . . . . . . . . . . . . .  17
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     3.24    Independent Investigation. . . . . . . . . . . . . . . . . . .  17
     3.25    Restrictions on Transfer . . . . . . . . . . . . . . . . . . .  18
     3.26    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . . . .  18
     4.1     Corporate Status; Due Authorization. . . . . . . . . . . . . .  18
     4.2     No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.3     Enforceability . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.4     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.5     Securities . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.6     Capitalization . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.7     Broker's or Consultant's Fees. . . . . . . . . . . . . . . . .  19
     4.8     Reports and Financial Statements . . . . . . . . . . . . . . .  19
     4.9     Absence of Certain Changes or Events . . . . . . . . . . . . .  20
     4.10    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE V    COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.1     Non-Transferrable Contracts. . . . . . . . . . . . . . . . . .  20
     5.2     General Restrictions on Transfer . . . . . . . . . . . . . . .  20
     5.3     Name Change; D/B/A Names . . . . . . . . . . . . . . . . . . .  21
     5.4     Change of Control. . . . . . . . . . . . . . . . . . . . . . .  21
     5.5     Internal Revenue Forms . . . . . . . . . . . . . . . . . . . .  22
     5.6     Miscellaneous Actions. . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VI   CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     6.1     Time and Place . . . . . . . . . . . . . . . . . . . . . . . .  23
     6.2     Closing Transactions . . . . . . . . . . . . . . . . . . . . .  23
     6.3     Deliveries by Sellers to Purchaser . . . . . . . . . . . . . .  23
     6.4     Deliveries by Purchaser to Seller. . . . . . . . . . . . . . .  24

ARTICLE VII  OTHER AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . .  25
     7.1     Further Assurance. . . . . . . . . . . . . . . . . . . . . . .  25
     7.2     Confidentiality. . . . . . . . . . . . . . . . . . . . . . . .  25
     7.3     Employment Matters . . . . . . . . . . . . . . . . . . . . . .  26
     7.4     Employee Benefits. . . . . . . . . . . . . . . . . . . . . . .  26
     7.5     Non-Competition Agreement. . . . . . . . . . . . . . . . . . .  26

ARTICLE VIII INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . .  27
     8.1     Indemnification by Seller. . . . . . . . . . . . . . . . . . .  27
     8.2     Indemnification by Purchaser . . . . . . . . . . . . . . . . .  28
     8.3     Procedure for Indemnification. . . . . . . . . . . . . . . . .  28
     8.4     Limitations on Indemnity . . . . . . . . . . . . . . . . . . .  28
     8.5     Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     8.6     Set-Off. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE IX   SELLER'S REPRESENTATIVE. . . . . . . . . . . . . . . . . . . .  30
     9.1     Appointment. . . . . . . . . . . . . . . . . . . . . . . . . .  30
     9.2     Authorization. . . . . . . . . . . . . . . . . . . . . . . . .  30
     9.3     Irrevocable Appointment. . . . . . . . . . . . . . . . . . . .  31
     9.4     Resignation. . . . . . . . . . . . . . . . . . . . . . . . . .  31




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     9.5     Purchaser's Reliance. . . . . . . . . . . . . . . . . . . . .  31
     9.6     Exculpation and Indemnification . . . . . . . . . . . . . . .  31

ARTICLE IX   MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . .  31
    10.1     Post-Closing Deliveries . . . . . . . . . . . . . . . . . . .  31
    10.2     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    10.3     Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .  33
    10.4     Benefit of the Agreement. . . . . . . . . . . . . . . . . . .  33
    10.5     Exhibits and Schedules. . . . . . . . . . . . . . . . . . . .  33
    10.6     Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    10.7     Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .  33
    10.8     Modifications and Waivers . . . . . . . . . . . . . . . . . .  33
    10.9     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  33
    10.10    Severability. . . . . . . . . . . . . . . . . . . . . . . . .  33
    10.11    Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  33
    10.12    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    10.13    Arbitration . . . . . . . . . . . . . . . . . . . . . . . . .  34


EXHIBITS

    Exhibit A        Form of Assumption Agreement
    Exhibit B        Form of Bill of Sale and Assignment
    Exhibit C        Form of Promissory Note
    Exhibit D        Earn-Out Formula
    Exhibit E        Allocation of Purchase Price
    Exhibit F        Form of Withholding Certificate
    Exhibit G        Form of Employment Agreement


SCHEDULES

    Schedule 1.2     Retained Assets
    Schedule 2.7     Plan Liabilities
    Schedule 3.1     Corporate Status
    Schedule 3.3     Intellectual Property
    Schedule 3.4     Contracts
    Schedule 3.6     Litigation
    Schedule 3.7     Personnel Identification and Compensation
    Schedule 3.11    Certain Transactions
    Schedule 3.12    Employee Benefit Matters
    Schedule 3.14    Title to Assets
    Schedule 3.15    Leased Real Property
    Schedule 3.16    Consents
    Schedule 3.17    Licenses and Permits
    Schedule 3.18    Insurance



                                     -iii-
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    Schedule 3.19    Financial Statements
    Schedule 3.20    Undisclosed Liabilities
    Schedule 3.21    Conduct of Business
    Schedule 3.22    Broker's or Consultant's Fees
    Schedule 3.23    Banking Arrangements
























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
                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is entered into as of this 23rd day of April, 1999 by and among DIAMOND TECHNOLOGY PARTNERS INCORPORATED, a Delaware corporation (together with its successors and permitted assigns, "Purchaser"), the individuals identified on the signature page hereto as "Stockholders"
(each, a "Stockholder", and collectively, the "Stockholders"), and Omnitech Consulting Group, Inc., an Illinois corporation ("Seller").


                                    RECITALS

     WHEREAS, Seller wishes to sell and transfer substantially all of its assets and substantially all of its liabilities to Purchaser, and Purchaser wishes to purchase such assets from and assume such liabilities of Seller, all as more fully described below;

     WHEREAS, Stockholders, collectively, own all of the issued and outstanding shares of capital stock of Seller and, as a result of the transactions contemplated under this Agreement, will receive direct and indirect benefits; and

     WHEREAS, Seller is engaged in the business of providing and building custom management, sales and marketing training programs (the "Business");

     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Stockholders and Seller hereby agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

     1.1 GENERAL. Each term defined in the first paragraph of this Agreement and in the Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

     1.2 DEFINITIONS. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.2:

     ACCOUNTS RECEIVABLE. All rights to payment for goods sold or services rendered whether or not earned by performance, including, without limitation, all accounts or notes receivable owned or held by Seller and accrued on the books of Seller in accordance with GAAP (as hereafter defined).

     ADVERSE CONSEQUENCES. All allegations, charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, interest, Liens, losses, expenses and fees, including all reasonable accounting, consultant and attorneys' fees and court costs, costs of expert witnesses and other expenses of litigation.

     AFFILIATE. As set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

     AGREEMENT. This Asset Purchase Agreement, together with all Exhibits and Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

     ASSUMPTION AGREEMENT. The Assumption Agreement between Purchaser and Seller substantially in the form of Exhibit A hereto.

     AUTHORITY. Any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local.

     BILL OF SALE AND ASSIGNMENT. The Bill of Sale and Assignment between Purchaser and Seller substantially in the form of Exhibit B hereto.

     BOARD.  As defined in Section 5.4.

     BUSINESS.  As defined in the Recitals hereto.

     CHANGE OF CONTROL.  As defined in Section 5.4.

     CLOSING. The conveyance, transfer, assignment and delivery of the Purchased Assets to Purchaser, and the assumption of the Liabilities of Seller (excluding the Retained Liabilities) by Purchaser, in exchange for the consideration payable to Seller pursuant to this Agreement.

     CLOSING BALANCE SHEET.  As defined in Section 2.5(a).

     CODE.  Internal Revenue Code of 1986.

     CONFIDENTIAL INFORMATION.  As defined in Section 7.2(a).

     CONTRACTS. All contracts, leases, subleases, arrangements, commitments and other agreements of Seller, including all customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements, contract claims and all other arrangements and understandings related to the Business.

     EMPLOYMENT AGREEMENTS.  As defined in Section 6.3(m).

     ERISA.  Employee Retirement Income Security Act of 1974.

     EXCHANGE ACT.  Securities Exchange Act of 1934.

     EARN-OUT ADJUSTMENT REPORT.  As defined in SECTION 2.3(b).

     EARN-OUT CALCULATION.  As defined in SECTION 2.3(a).

     EARN-OUT SETTLEMENT DATE.  As defined in SECTION 2.3(d).

     FINANCIAL STATEMENTS. The Reference Balance Sheet and the audited balance sheets, statements of cash flows and income statements of Seller for the two
(2) years ended December 31, 1996 and 1997 and the unaudited balance sheet and income statement of Seller for the year ended December 31, 1998, copies of which are attached hereto as Schedule 3.19.

     GAAP.  Generally accepted accounting principles consistently applied.

     INCUMBENT BOARD.  As defined in Section 5.4.

     INDEMNIFIED PARTY.  As defined in Section 8.3.

     INDEMNIFYING PARTY.  As defined in Section 8.3.

     INDEPENDENT AUDITORS.  As defined in Section 2.3(c).

     INTELLECTUAL PROPERTY. (i) All discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications (either filed or in preparation for filing), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations,
(ii) all trademarks, service marks, trade dress, brand names, logos, domain names, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including, without limitation, all goodwill associated therewith, and all applications (either filed or in preparation for filing), registrations and renewals in connection therewith, (iii) all copyrightable works (including, without limitation, computer software), all copyrights and all applications (either filed or in preparation for filing), registrations and renewals in connection therewith,
(iv) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, recipes, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all other proprietary rights currently owned by Seller, (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium), (vii) all licenses or agreements in connection with the foregoing, and (viii) the right to sue for infringement of any of the foregoing rights and to collect damages in such suits in each case to the extent relating to, or used, useable, or held for use in connection with the Business.

     IRS.  Internal Revenue Service.

     LAW. Any applicable law, statute, regulation, rule, ordinance, requirement, announcement or other binding action or requirement of an Authority.

     LEASED REAL PROPERTY. Those certain parcels of real property subject to the leases more fully described on Schedule 3.15 to this Agreement.

     LIABILITIES. Any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

     LIEN. Any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement) other than (a) liens for Taxes not yet due and payable, (b) purchase money security interests, (c) liens securing rent obligations, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     MATERIAL CONTRACTS.  As defined in Section 3.4.

     NET WORTH. The aggregate amount of stockholder's equity of Seller as of the Closing determined in accordance with GAAP.

     NET WORTH ADJUSTMENT REPORT.  As defined in Section 2.5(b).

     NET WORTH CALCULATION.  As defined in Section 2.5(a).

     NET WORTH SETTLEMENT DATE.  As defined in Section 2.5(d).

     ORDER. Any applicable decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority.

     ORDINARY COURSE OF BUSINESS. The ordinary course of business of Seller in accordance with past custom and practice (including with respect to quantity and frequency).

     OUTSTANDING COMPANY COMMON STOCK.  As defined in Section 5.4.

     OUTSTANDING COMPANY VOTING SECURITIES.  As defined in Section 5.4.

     PERMITS.  As defined in Section 3.17.

     PERSON. Any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, Authority, unincorporated entity or organization of any kind.

     PLAN.  As defined in Section 3.12(a).

     PURCHASE PRICE.  As defined in Section 2.2.

     PURCHASED ASSETS. All the assets, rights, properties and business of Seller used or held in the conduct of or in connection with the Business, whether tangible or intangible, real, personal or mixed, and whenever located (but, in any event, excluding the Retained Assets), including without limitation, the following:

     (a)  the Seller's leasehold interest in the Leased Real Property;

     (b) Accounts Receivable, together with all other receivables and loans owing to Seller;

     (c)  Seller's Intellectual Property;

     (d) all installations, fixtures, improvements, betterments and additions located on or within the Leased Real Property, machinery, equipment, appliances, furniture, office furniture, fixtures, office supplies and office equipment, computers, computer terminals and printers, computer software, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description that are located upon or within the Leased Real Property, which are owned or leased by Seller;

     (e) all assignable Permits (including, without limitation, any assignable permanent certificates of occupancy);

     (f) all books of account, ledgers, forms, records, documents, files, invoices, vendor or supplier lists, business records (excluding corporate minute books and stock ownership records), plans and other data which are necessary to or desirable for the ownership, use, maintenance or enjoyment of the Purchased Assets or the operation of the Business and which are owned or used by Seller, including, without limitation, all personnel, payroll, payroll tax and labor relations records, all handbooks, technical manuals and data, engineering specifications and work papers, all pricing and cost information, all sales records, all accounting and financial records, all sales and use tax returns, reports, files and records, asset history records and files, all data entry and accounting systems used to conduct the day-to-day operations of the Business, all maintenance and repair records, all correspondence, notices, citations and all other documents received from, sent to or in Seller's possession in connection with any Authorities (collectively, the ""Records''); provided, however, that Seller may retain copies of such Records as are reasonably necessary to enable Seller to fulfill its regulatory or statutory obligations after the date hereof;

     (g) all sales and marketing plans, projections, studies, reports and other documents and data (including, without limitation, creative materials, advertising and promotional matters and current and past lists of customers), and all training materials and marketing brochures related to the Business;

     (h) all cash and cash equivalents, if any (whether on hand or deposit or in transit), prepaid expenses, deposits and advance payments, other prepaid items, and all rights of Seller to receive discounts, refunds, rebates, awards and the like;

     (i)  Seller's goodwill related to the Business;

     (j) all of Seller's rights and remedies on and after the date hereof, under warranty or otherwise, against a manufacturer, vendor or other Person for any defects in any Purchased Asset;

     (k) all deposits held by Seller with respect to services to be performed or products to be delivered after the date hereof;

     (l) all other properties, assets and rights of every kind, character or description which are owned or used by Seller and which are not Retained Assets;

     (m) all Contracts and rights under Contracts related to the Business, including, without limitation, sales orders, customer contracts, equipment leases, insurance contracts, agreements for the provision of services by Seller to customers, and other matters used in or related to the Business.

     PURCHASER SEC REPORTS.  As defined in Section 4.8.

     PURCHASER SHARES.  As defined in Section 2.2(a)(iii).

     PURCHASER WARRANTY CLAIM.  As defined in Section 8.1(a).

     REFERENCE BALANCE SHEET. The unaudited balance sheet and statement of income for Seller dated the Reference Balance Sheet Date.

     REFERENCE BALANCE SHEET DATE.  March 31, 1999.

     RELATED ENTITIES.  Purchaser, Seller and their respective Affiliates.

     REPRESENTATIVE.  As defined in Section 9.1.

     RETAINED ASSETS. All of the following assets of Seller: (i) any benefit, right or claim relating to any contract or liability not assumed by Purchaser;
(ii) tax records, corporate books and records of Seller to the extent such records and books do not relate to the Business; (iii) income or franchise tax refunds, assessments or charges due to Seller; (iv) any employee benefit or incentive plan, agreement or arrangement, including without limitation, any pension, life insurance, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, group insurance, cafeteria, vacation pay, severance pay or retirement plan, agreement or arrangement (other than those plans or agreements related to the Liabilities set forth on Schedule 2.7 hereto); (v) rights under this Agreement; and (vi) any other assets identified under the heading ""Retained Assets'' on Schedule 1.2.

     RETAINED LIABILITIES.  As defined in Section 2.7(b).

     SEC.  The Securities and Exchange Commission.

     SECURITIES ACT.  Securities Act of 1933.

     SELLER WARRANTY CLAIM.  As defined in Section 8.2.

     SELLER'S KNOWLEDGE. The actual knowledge of Joel Krauss, Fred Belmont and Michael Krauss after reasonable investigation.

     TAXES.  As defined in Section 3.13(a).

     TRANSFERRED EMPLOYEES.  As defined in Section 7.3(b).

     1.3 INTERPRETATION. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively;
(d) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and
(e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person).


                                   ARTICLE II
                     SALE AND PURCHASE OF PURCHASED ASSETS

     2.1  SALE AND PURCHASE OF PURCHASED ASSETS.

     (a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by Purchaser, Seller and Stockholders, Purchaser shall purchase and accept from Seller, and Seller shall sell, transfer, convey, assign and deliver to Purchaser, on the date hereof, all of the Purchased Assets and Purchaser shall assume all Liabilities (except for Retained Liabilities) of Seller.

     (b) Notwithstanding anything in this Agreement to the contrary, Seller is retaining ownership and possession of, and Seller is not selling, transferring, conveying, assigning or delivering to Purchaser any right, title or interest of Seller in, to or under any of the Retained Assets.

     2.2  PAYMENT OF THE PURCHASE PRICE.

     (a) The purchase price (as adjusted pursuant to Sections 2.4 and 2.6, the "Purchase Price") payable by Purchaser to Seller in consideration for the Purchased Assets shall be the assumption of the Liabilities (other than the Retained Liabilities) of Seller and SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000.00) payable at the Closing in the following manner:

          (i)  an aggregate amount of $4,000,000 in cash to Seller;

          (ii) an aggregate amount of $1,000,000 to Seller pursuant to the Promissory Note substantially in the form attached hereto as Exhibit C; and

          (iii) an aggregate amount of 115,641 shares of Class A Common Stock, par value $.001 per share of Purchaser (collectively, the "Purchaser Shares") to Seller.

     (b)  The cash amounts paid pursuant to Section 2.2(a)(i) above and Section
2.4 below (if any) shall be by wire transfer of immediately available federal funds to an account designated in writing to Purchaser by Seller. Seller shall receive certificates representing the number of Purchaser Shares to which Seller is entitled in accordance with Section 2.2(a)(iii) above.

     2.3  EARN-OUT ADJUSTMENT.

     (a) Within forty-five (45) days after the end of (i) the period commencing on May 1, 1999 and ending March 31, 2000, and (ii) the twelve-month period commencing April 1, 2000 and ending March 31, 2001 (each, a "Period"),
Purchaser shall prepare and deliver to the Representative an "earn-out" calculation in accordance with Exhibit D for such prior Period (the "Earn-Out Calculation"), together with all relevant work papers and supporting calculations. The Earn-Out Calculation shall be prepared in accordance with GAAP and pursuant to the principles and terms described on Exhibit D hereto.

     (b) Within twenty (20) days after the Earn-Out Calculation is delivered to the Representative pursuant to Section 2.3(a), the Representative shall deliver to Purchaser either (i) a written acknowledgment accepting the Earn-Out Calculation or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Earn-Out Calculation (the "Earn-Out Adjustment Report"). If the Representative fails to respond to Purchaser within such 20-day period, Seller shall be deemed to have accepted and agreed to the Earn-Out Calculation as delivered pursuant to Section 2.3(a). Purchaser shall provide the Representative with reasonable access to the books and records of Seller in order to verify the accuracy of any Earn-Out Calculation.

     (c) In the event that the Representative and Purchaser fail to agree on any of the Representative's proposed adjustments set forth in the Earn-Out Adjustment Report within thirty (30) days after Seller provides the Purchaser with its proposed adjustments to the Earn-Out Adjustment Report, Seller and Purchaser agree that a mutually acceptable independent accounting firm of nationally recognized standing (the "Independent Auditors") within the 30-day period immediately following such 30-day period, shall make the final determination with respect to any disputed portion of the Earn-Out Calculation. Purchaser and the Representative shall each provide the Independent Auditors with their respective determinations of the Earn-Out Calculation. The decision of the Independent Auditors shall be rendered in writing and shall be final and binding on Seller and Purchaser and the reasonable fees, costs and expenses of the Independent Auditors shall be paid by the non-prevailing party.

     (d) The date on which the Earn-Out Calculation is finally determined pursuant to this Section 2.3 shall hereinafter be referred to as the "Earn-Out Settlement Date".

     2.4 EARN-OUT PAYMENTS. No later than fifteen (15) days after the Earn-Out Settlement Date, Purchaser shall pay to Seller an amount specified in the Earn-Out Calculation; provided, however, notwithstanding the actual Earn-Out Calculation, the aggregate amounts payable (i) in the initial Period shall not in any event exceed $1,000,000 and (ii) for both Periods on a combined basis shall not in any event exceed $2,000,000.

     2.5 NET WORTH ADJUSTMENT. Purchaser shall prepare and deliver to the Representative within forty-five (45) days after the date hereof, (i) an audited balance sheet of the Business immediately prior to the Closing (the "Closing Balance Sheet") and (ii) a calculation setting forth the result of (A) Net
Worth as of the date hereof minus (B) $857,064 plus (C) the aggregate amount of the Retained Liabilities reflected on the Closing Balance Sheet (the "Net Worth Calculation"), together with all relevant work papers and supporting calculations. The Closing Balance Sheet and the Net Worth Calculation shall be prepared in accordance with GAAP consistent with the preparation of the Reference Balance Sheet.

     (b) Within twenty (20) days after the Closing Balance Sheet and the Net Worth Calculation are delivered to the Representative pursuant to Section 2.5(a), the Representative shall deliver to Purchaser either (i) a written acknowledgment accepting the Closing Balance Sheet and the Net Worth Calculation or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Closing Balance Sheet and the Net Worth Calculation (the
"Net Worth Adjustment Report"). If the Representative fails to respond to Purchaser within such 20-day period, Seller shall be deemed to have accepted and agreed to the Closing Balance Sheet and the Net Worth Calculation as delivered pursuant to Section 2.5(a).

     (c) In the event that Purchaser and the Representative fail to agree on any of the Representative's proposed adjustments set forth in the Net Worth Adjustment Report within twenty (20) days after Purchaser receives the Net Worth Adjustment Report, Seller and Purchaser agree that the Independent Auditors shall, within the 20-day period immediately following such 20-day period, make the final determination with respect to any disputed portion of the Net Worth Calculation. Purchaser and the Representative shall each provide the Independent Auditors with their respective determinations of the Net Worth Calculation. The Independent Auditors shall select either Purchaser's or the Representative's determination in establishing the final Net Worth Calculation. The decision of the Independent Auditors shall be rendered in writing and shall be final and binding on Seller and Purchaser. The fees, costs and expenses of the Independent Auditors shall be paid by the non-prevailing party.

     (d) The date on which the Closing Balance Sheet and the Net Worth Calculation are finally determined pursuant to this Section 2.5 shall hereinafter be referred to as the "Net Worth Settlement Date". Purchaser shall pay the aggregate fees and costs of auditing the Closing Balance Sheet and Net Worth Calculation to the extent such fees and costs exceed $2,750.

     2.6  NET WORTH PAYMENT.

     (a) In the event that the Net Worth Calculation is less than zero, no later than ten (10) days after the Net Worth Settlement Date, Seller shall pay to Purchaser an amount equal to the absolute value of the Net Worth Calculation. In the event the Net Worth Calculation is greater than zero, no later than ten
(10) days after the Net Worth Settlement Date, Purchaser shall pay to Seller an amount equal to the Net Worth Calculation.

     (b) Any payment required to be made pursuant to Section 2.6(a) shall be by certified or cashier's check, or at the option of the recipient, by the transfer of immediately available federal funds for credit to recipient at a bank account designated by the recipient.

     2.7  ASSUMPTION OF LIABILITIES.

     (a) As additional consideration for the Purchased Assets, Purchaser shall, on the date hereof, by its execution and delivery of the Assumption Agreement, assume and agree to pay and perform all Liabilities of Seller (other than the "Retained Liabilities," as defined below) relating to the Business.

     (b) Purchaser shall not assume, pay or perform and Seller shall remain obligated for the following Liabilities of Seller, whether or not relating to the Business (collectively, the "Retained Liabilities"):

          (i) any Liability relating to the violation or failure to comply with any Law relating to the operation of the Business prior to date hereof;

          (ii) any Liability arising out of or relating to the Retained Assets;

          (iii)any Liability of Seller for any Taxes for any periods (or portions thereof) prior to the date hereof, whether or not relating to the Business and, with respect to periods subsequent to the date hereof, other than with respect to the operation of the Business or the ownership or use of the Purchased Assets; or

          (iv) any Liability of Seller with respect to any employee benefit or incentive plan, agreement or arrangement, including without limitation, any pension, life insurance, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, group insurance, cafeteria, vacation pay, severance pay or retirement plan, agreement or arrangement except as specifically set forth herein (excluding, however, those Liabilities set forth on Schedule 2.7 hereto);

          (v) the fees, costs and expenses of any person, firm, corporation or other entity acting on behalf of, or representing the Seller or the Stockholders as broker, finder, investment banker, financial advisor, accountant, attorney or in any similar capacity, whether in connection with this Agreement and the transactions contemplated hereby or otherwise;

          (vi) any Liability of Seller arising after Closing to its officers, employees or affiliates including, without limitation, the Stockholders.

     2.8 SALES AND TRANSFER TAXES. Seller and Purchaser shall each pay one-half of any and all transfer, sales, purchase, use, value added, excise or similar tax imposed under the laws of the United States, or any state or political subdivision thereof, which arises out of the transfer by Seller to Purchaser of the Purchased Assets and Liabilities (other than Retained Liabilities) of Seller.

     2.9 ALLOCATION. Seller and Purchaser (a) mutually agree on the allocation of the Purchase Price among the Purchased Assets as set forth on Exhibit E, and
(b) acknowledge that the allocation set forth on Exhibit E was the result of arms-length negotiations. Each of Seller and Purchaser agrees that for income tax purposes, it (i) shall report the transactions contemplated by this Agreement in accordance with the allocation set forth on Exhibit E and (ii) will not take any contrary position in any related administrative or legal proceeding.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS

     As an inducement to Purchaser to enter into and perform its obligations under this Agreement, and in consideration of the covenants of Purchaser contained herein, Seller and each Stockholder, jointly and severally, represent and warrant to Purchaser (which representations and warranties shall survive the Closing (subject to Section 8.4) regardless of what examinations, inspections, audits and other investigations Purchaser has heretofore made with respect to such representations and warranties) as follows:

     3.1  CORPORATE STATUS; AUTHORITY OF SELLER; ENFORCEABILITY.

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and, except as set forth on
Schedule 3.1, is qualified to do business as a foreign corporation in each other jurisdiction where the failure to so qualify could reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of Seller or the Purchased Assets. Seller has the corporate power and authority necessary to (i) own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted and (ii) execute and deliver this Agreement and perform its obligations hereunder.

     (b) Each Stockholder has the capacity to execute and deliver this Agreement and to perform his obligations hereunder. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of Seller. This Agreement, the Bill of Sale and Assignment and the Assumption Agreement are each binding upon, and enforceable against, Seller and each Stockholder in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

     (c) Except as set forth on Schedule 3.1, neither the execution or delivery of this Agreement by Seller or any Stockholder nor the performance by Seller or any Stockholder of its or his obligations under this Agreement will (assuming the receipt of all consents referred to in SECTION 3.16), conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which any Stockholder or Seller is a party or is bound, the articles of incorporation or by-laws of Seller or any applicable Law or Order to which Seller or any Stockholder is a party or by which Seller or Stockholder is bound.

     3.2 ACCOUNTS RECEIVABLE. Except as reserved against on the Reference Balance Sheet, the Accounts Receivable reflected on such balance sheet: (a) were acquired by Seller in the Ordinary Course of Business and represent bona fide transactions; (b) to the Seller's Knowledge, are not subject to any material claim, counterclaim, set-off or deduction; (c) represent valid obligations owing to Seller by account debtors that are not Affiliates of Seller, which are enforceable in accordance with their respective terms, subject to bankruptcy insolvency, reorganization and other laws affecting creditors' rights generally, and by general principals of equity (whether in a proceeding at law or in equity); and (d) are owned by Seller free and clear of all Liens.

     INTELLECTUAL PROPERTY. Schedule 3.3 sets forth all of the Intellectual Property owned or licensed for use by Seller (or material to the Business) including any United States or foreign registrations or applications therefor. All of the registrations and applications set forth in Schedule 3.3 are in full force and effect and all necessary registration, maintenance and renewal fees in connection therewith have been made and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark or other Authority for the purpose of maintaining the registrations or applications for registration of such Intellectual Property. Seller owns all right, title, and interest in and to each item of such Intellectual Property disclosed in Schedule 3.3, except for those items of Intellectual Property which have been licensed to or by Seller, which are identified therein (the "Intellectual Property License Agreements"). All Intellectual Property disclosed in Schedule 3.3 (i) is free and clear of any and all Liens and (ii) there are no restrictions on the direct or indirect transfer of any such Intellectual Property. Seller has taken commercially reasonable measures to protect the secrecy, confidentiality and value of their trade secrets and proprietary information. Seller has not granted any license, agreement or other permission to use such Intellectual Property except as disclosed on Schedule 3.3. To Seller's Knowledge, (i) no Intellectual Property is being infringed by any other Person, and (ii) Seller is not infringing on any intellectual property of any other Person, and no claim is pending, or, to the Seller's Knowledge, has been threatened to such effect or with respect to the ownership, validity, license or use of, or any infringement resulting from, the Intellectual Property or the sale of any products or services by Seller. There is no dispute between Seller and any licensor under any applicable Intellectual Property License Agreement.

     3.4 CONTRACTS. Copies of all Contracts to which Seller is party or by which Seller is currently bound which provide for annual payments to or from Seller in excess of $25,000 (the "Material Contracts") have been provided to Purchaser (A) in those certain binders labeled "Omnitech(R)
Consulting Group, Response To: Diamond Technology Partners, Inc., REQUEST FOR INFORMATION, March 22, 1999, Book 1 and 2" and (B) those certain Contracts referenced in the letter dated April 14, 1999 from Desiree Thompson to Fred Belmont. Identified with an asterisk on Schedule 3.4 are those Material Contracts which are not, by their terms, assignable to Purchaser. Seller is not a party to, nor are the Purchased Assets bound by, any Material Contract, not entered into in the Ordinary Course of Business. Each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of Seller and, to the Seller's Knowledge, each other party thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principals equity (whether in a proceeding at law or in equity). Neither Seller nor, to Seller's Knowledge, any other party to such Material Contract is, or has received notice that it is in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract).

     3.5 COMPLIANCE WITH LAWS. Seller has complied with all, and is not in violation of any, applicable Laws or Orders affecting the Purchased Assets or the operation of the Business, the failure with which to comply could reasonably be expected to have a material adverse effect on the Business or the Purchased Assets. Seller has not received any notice, citation, claim, assessment or proposed assessment as to or alleging any violation of any Law nor, to Seller's Knowledge, has Seller been subject to any investigation by any Authority within the prior three (3) years.

     3.6 LITIGATION. Schedule 3.6 sets forth a brief description of all suits, actions, arbitrations, and legal, administrative and other proceedings and governmental investigations pending or, to the Seller's Knowledge, threatened against or affecting Seller or the Purchased Assets. None of the matters set forth in Schedule 3.6, if decided adversely to Seller, could reasonably be expected to have a material adverse effect on the Business or the Purchased Assets. Seller is not presently engaged in any legal action to recover moneys due to it for damages sustained by it.

     3.7 PERSONNEL IDENTIFICATION AND COMPENSATION. Schedule 3.7 contains a true and complete list of the names and titles of all current officers, directors and employees of Seller. Seller has previously delivered to Purchaser a true and correct schedule stating the rates of compensation payable (or paid, as the case may be) to each such person.

     3.8  [INTENTIONALLY DELETED]

     3.9 STOCKHOLDERS. The persons listed as "Stockholders" on the signature pages of this Agreement are all of the record and beneficial owners of all of the issued and outstanding capital stock of Seller.

     3.10 [INTENTIONALLY DELETED].

     3.11 CERTAIN TRANSACTIONS. All purchases and sales or other transactions, if any, between Seller, on the one hand, and any officer, director, shareholder or key employee or Affiliate thereof, on the other hand, within the three (3) years immediately preceding the date hereof have been made on the basis of prevailing market rates and terms such that from the perspective of Seller, all such transactions have been made on terms no less favorable than those which would have been available from unrelated third parties. Schedule 3.11 sets forth a summary of each officer, director, shareholder, key employee or Affiliate of Seller to which Seller is indebted to, the outstanding principal amount of such indebtedness together with accrued and unpaid interest thereon and the interest rates and maturity dates related to such indebtedness. Except as set forth on
Schedule 3.11, neither any officer, nor any director or employee of Seller, nor any spouse, child or other relative of any of such persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Seller or any copyrights, patents, trademarks, trade names or trade secrets owned or licensed by Seller.

     3.12 EMPLOYEE BENEFIT MATTERS.

     (a) Schedule 3.12 contains a true, complete and correct list of each pension, retirement, profit sharing, savings, stock option, restricted stock, severance, termination, bonus, fringe benefit, insurance, supplemental benefit, medical, education reimbursement or other employee benefit plan, program, agreement or arrangement, including each "employee benefit plan" as defined in
Section 3(3) of ERISA, sponsored, maintained or contributed to or required to be contributed to by Seller for the benefit of current or former employees of the Business (each a "Plan").

     (b) True, complete and correct copies of the following items relating to each Plan, where applicable, have been delivered to Purchaser:

          (i) the most recent determination letter, if any, received from the IRS with respect to each such Plan that is intended to be qualified under
     Section 401 of the Code; and

          (ii) the most recent Form 5500, summary plan description, summary of material modifications and all material communications to participants.

     (c) Each of the Plans has been operated and administered in accordance with the applicable provisions of Laws, and there are no actions, suits or claims pending or threatened against any Plan or any administrator or fiduciary thereof, nor do any facts exist which could give rise to any such action, suit or claim.

     3.13 TAX MATTERS.  Other than as disclosed on Schedule 3.13:

     (a) The term "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax law or assessed, charged or imposed by any Authority, domestic or foreign, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the date hereof) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For the purposes of this
Section 3.13, Seller shall be deemed to include any predecessor to Seller and any Person from which Seller incurs a liability for Taxes as a result of transferee liability, joint and several liability or otherwise.

     (b) Seller has duly and timely filed (and prior to the date hereof will duly and timely file) true, correct and complete Tax returns, reports or estimates, all prepared in material accordance with applicable Laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due on or prior to the date hereof. All Taxes shown as due and payable on such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any Taxes due and payable in connection with any such returns. Any charges, accruals and reserves for Taxes provided for on the Financial Statements are adequate. There are no existing Liens for Taxes upon any of the Purchased Assets. Seller has provided to Purchaser copies of all federal, state and foreign tax returns filed by Seller for the past five (5) years.

     (c) Seller has withheld all required amounts from its employees, agents and contractors and remitted such amounts to the proper Authorities; paid all employer contributions and premiums; and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws.

     (d) None of Seller's assets is tax exempt use property under Code Section 168(h). None of Seller's assets is property that Seller is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

     (e) No portion of the cost of any of Seller's assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

     (f) Seller has no (and has not previously had any) permanent establishment in any foreign country and Seller does not engage (and has not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country.

     (g)  Seller is not a foreign person within the meaning of Code
Section 1445.

     (h) Seller is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income
Tax purposes.

     (i) To Seller's Knowledge, no federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax returns of Seller and no additional issues are being asserted against Seller in connection with any existing audits of Seller.

     (j) Seller made a valid election on January 1, 1989 under subchapter S of the Code to be treated as an "S corporation." Such election will be in effect until the Closing Date.

     3.14 TITLE TO ASSETS; CONDITION. Other than as set forth on Schedule 3.14, Seller has (i) good and marketable title to, or with respect to the Leased Real Property, a valid and binding leasehold interest in, the Purchased Assets, free and clear of all Liens and (ii) owns or otherwise has an enforceable right to use all of the Purchased Assets. All of Seller's assets are adequate and fit to be used for the purposes for which they are currently used and are in good operating condition subject to normal wear and tear and obsolescence.

     3.15 REAL PROPERTY.  Other than as lessee under the leases identified on
Schedule 3.15, Seller has no title to or interests in any real property. All amounts due and payable with respect to such leases have been paid.

     3.16 CONSENTS. Except as otherwise disclosed on Schedule 3.16, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by the Stockholders or Seller in connection with the execution and delivery of this Agreement or the performance by the Stockholders or Seller of their obligations hereunder.

     3.17 LICENSES AND PERMITS. Schedule 3.17 lists and describes all material qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Authorities which are used or required in order for Seller to own and operate the Business (collectively, the "Permits"); and each Permit is valid and subsisting, and in full force and effect in accordance with its terms..

     3.18 INSURANCE.

     (a) Schedule 3.18 sets forth a list and brief description of all insurance policies maintained by Seller. Seller is not in default with respect to any provision contained in any insurance policy maintained by Seller, nor has it failed to give any notice or present any claim thereunder with respect to any pending matter in a due and timely fashion.

     3.19 FINANCIAL STATEMENTS.  The Financial Statements attached hereto as
Schedule 3.19 were prepared by Seller from the books and records of the Business and, except as described therein, in accordance with generally accepted accounting principles consistently applied and present fairly the financial position and results of operations of Seller at the dates and for the periods indicated therein.

     3.20 UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 3.20. on the Reference Balance Sheet Date, Seller had no Liability with respect to the Business of any nature (whether accrued, absolute, contingent or otherwise) of the type which are required to be reflected in balance sheets (including the notes thereto) prepared in accordance with GAAP which was not fully disclosed, reflected or reserved against in the Reference Balance Sheet (subject to normal year-end adjustments); and, except for Liabilities which have been incurred since the Reference Balance Sheet Date in the Ordinary Course of Business, since the Reference Balance Sheet Date Seller has not incurred any Liability of any nature.

     3.21 CONDUCT OF BUSINESS SINCE REFERENCE BALANCE SHEET DATE. Except as set forth on Schedule 3.21, since the Reference Balance Sheet Date:

     (a) the Business has been conducted only in the Ordinary Course of Business;

     (b) except for equipment and supplies purchased, leased, sold or otherwise disposed of in the Ordinary Course of Business, Seller has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets;

     (c) Seller has not sustained or incurred any loss or damage with respect to the Purchased Assets (whether or not insured against) on account of fire, flood, accident or other calamity which has interfered with or affected, or may interfere with or affect, the operation of the Purchased Assets;

     (d) Seller has not increased the rate of compensation of any officer or other employee of the Business, except in the Ordinary Course of Business, and has not declared any dividends or made any distributions to its stockholders;

     (e) there has been no material adverse change in or with respect to the condition (financial or otherwise), operations, business, prospects, rights, properties, assets or liabilities of the Business or Seller's relations with Authorities or its employees, creditors, advertisers, suppliers, distributors, customers or others having business relationships with Seller;

     (f) Seller has not canceled any of its debts or claims owed to it and has paid and satisfied its account payables in the Ordinary Course of Business;

     (g) Seller has not changed any accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates); or

     (h) Seller has not agreed to take any of the actions described in paragraphs (b), (d), (f) or (g) above.

     3.22 BROKER'S OR CONSULTANT'S FEES. Except as set forth on Schedule 3.22, each Seller represents and warrants that it has dealt with no broker, finder or consultant in connection with any of the transactions contemplated by this Agreement, and, to the Seller's Knowledge, no Person is entitled to any commission, broker's or finder's fee in connection with the sale of the Purchased Assets to Purchaser.

     3.23 BANKING ARRANGEMENTS. Except as set forth in Schedule 3.23, Seller has no banking, borrowing or depository relationship, or accounts or deposits of funds, and all persons authorized as signatories on each such account are listed in Schedule 3.23. No Person holds any power of attorney from Seller.

     3.24 INDEPENDENT INVESTIGATION. Each Stockholder and Seller has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of Seller owning the Purchaser Shares. In making the decision to receive the Purchaser Shares that are delivered as part of the Purchase Price, each Stockholder and Seller has relied solely upon independent investigations made by him or it. No representations or warranties have been made by Purchaser or any director, manager, officer, employee, agent or affiliate of Purchaser to any Stockholder or Seller other than as set forth in this Agreement. Each Stockholder and Seller represents and warrants that such Stockholder and Seller has been offered the opportunity to obtain additional information, to evaluate the merits and risks of Seller owning the Purchaser Shares and to ask questions of and receive satisfactory answers from the Purchaser concerning the terms and conditions of owning the Purchaser Shares. In making the decision whether to own the Purchaser Shares, each Stockholder and Seller has relied solely on the information contained in this Agreement and the Purchaser SEC Reports (as hereafter defined). To the extent any Stockholder or Seller has deemed it appropriate, such Stockholder or Seller has consulted with attorneys with respect to all matters concerning this investment.

     3.25 RESTRICTIONS ON TRANSFER. Each Stockholder and Seller understands and agrees that because the Purchaser Shares delivered in connection with this Agreement have not been registered under federal or state securities laws, none of the Purchaser Shares acquired may at any time be sold or otherwise disposed of by Seller unless they are registered under the Securities Act or there is applicable to such sale or other disposition one of the exemptions from registration set forth in the Securities Act, the rules and regulations of the SEC thereunder and applicable state law. Each Stockholder and Seller further understands that Purchaser has no obligation or present intention to register the Purchaser Shares or to permit their sale other than in strict compliance with the Securities Act, SEC rules and regulations thereunder and applicable state law. Each Stockholder and Seller recognizes that, as a result of the aforementioned restrictions, there is and may be no public market for the Purchased Shares.

     3.26 DISCLOSURE. None of the representations and warranties made by Seller or any Stockholder in this Agreement or in the Schedules hereto, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made therein misleading.

     Any matter set forth on any disclosure schedule to Seller's representations and warranties in this Article III shall be deemed to be disclosed with regard to, and constitute an exception to, each of Seller's representations and warranties in this Article III.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement to Seller and each Stockholder to enter into and perform their obligations under this Agreement, and in consideration of the covenants of Seller and each Stockholder contained herein, Purchaser represents and warrants to Seller and each Stockholder (which representations and warranties shall survive the Closing (subject to Section 8.4) regardless of what examinations, inspections, audits and other investigations Seller and each Stockholder have heretofore made with respect to such representations and warranties) as follows:

     4.1 CORPORATE STATUS; DUE AUTHORIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder (including the execution and delivery of the Promissory Note and the issuance of the Purchaser Shares), have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser.

     4.2 NO CONFLICT. Neither the execution or delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations under this Agreement will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Purchaser is a party or is bound, its certificate of incorporation, by-laws or any applicable Law or Order to which Purchaser is a party or by which Purchaser is bound.

     4.3 ENFORCEABILITY. This Agreement, the Bill of Sale and Assignment, Assumption Agreement and the Promissory Note are binding upon, and enforceable against, Purchaser in accordance with their terms, subject, in each case, to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by principles of equity (whether in a proceeding at law or in equity).

     4.4 CONSENTS. Except for filings required by the Commission or NASDAQ or as otherwise contemplated by this Agreement, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by Purchaser in connection with its execution and delivery of this Agreement or the performance by it of its obligations hereunder.

     4.5 SECURITIES. The offer and issuance of the Purchaser Shares and the Promissory Note pursuant to this Agreement are exempt from the registration requirements of the Securities Act. The Purchaser Shares, when issued in consideration of the transactions contemplated by this Agreement, will be validly issued, fully paid and non-assessable.

     4.6 CAPITALIZATION. The authorized capital stock of the Purchaser is as follows:

     (a) 2,000,000 shares of preferred stock, $1.00 par value per share, none of which is outstanding;

     (b) 40,000,000 shares of Class A Common Stock, $.001 par value per share, of which 9,700,598 shares were outstanding as of April 1, 1999; and

     (c) 20,000,000 share of Class B Common Stock, $.001 par value per share, of which 3,649,180 shares were outstanding as of April 1, 1999.

     4.7 BROKER'S OR CONSULTANT'S FEES. Purchaser represents and warrants that it has dealt with no broker, finder or consultant in connection with any of the transactions contemplated by this Agreement, and no Person claiming through Purchaser is entitled to any commission, broker's or finder's fee in connection with the sale of the Purchased Assets to Purchaser.

     4.8 REPORTS AND FINANCIAL STATEMENTS. Purchaser has filed all reports required to be filed with the SEC pursuant to the Exchange Act (such reports together with all registration statements, prospectuses and information statements filed by Purchaser being hereinafter collectively referred to as the "Purchaser SEC Reports"), and has previously furnished the Representative with true and complete copies of all such Purchaser SEC Reports filed during the last three (3) fiscal years. As of their respective dates, all such Purchaser SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act. Each of the balance sheets (including the related notes) included in the Purchaser SEC Reports fairly presents the financial position of

Purchaser as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in financial position of Purchaser for the respective periods or as of the respective dates set forth therein (subject, where appropriate to normal year-end adjustments), all in conformity with GAAP during the periods involved except as otherwise noted therein.

     4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Purchaser SEC Reports, since March 31, 1999, Purchaser has not: (a) suffered any change which had or would have a material adverse effect on the financial condition of Purchaser or (b) conducted its business and operations other than in the ordinary course of business and consistent with past practices.

     4.10 DISCLOSURE. None of the representations and warranties made by Purchaser in this Agreement contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made herein misleading.


                                   ARTICLE V
                                   COVENANTS

     Each Stockholder, Seller and Purchaser covenant and agree that:

     5.1  NON-TRANSFERRABLE CONTRACTS.

     (a) Seller shall use all commercially reasonable efforts to obtain and deliver to Purchaser such consents as are required to allow the assignment by Seller to Purchaser of Seller's right, title and interest in, to and under any Contract included in the Purchased Assets. To the extent any such Contract is not assigned or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law or Order, this Agreement shall not constitute an assignment or an attempted assignment of such Contract.

     (b) To the extent that such consents and waivers are not obtained by Seller, this Agreement, to the extent permitted by law, shall constitute an equitable assignment by the Seller to Purchaser of all of Seller's rights, benefits, title and interest in and to such Material Contracts, and Purchaser shall be deemed to be the Seller's agent for the purpose of completing, fulfilling and discharging all of the Seller's rights and liabilities arising after the date hereof under such Material Contracts.

     5.2 GENERAL RESTRICTIONS ON TRANSFER. (a) In no event will Seller or any Stockholder sell, transfer, assign, pledge, hypothecate or otherwise dispose of ("Transfer") all or any portion of the Purchaser Shares prior to April 23, 2000. During the twelve month period beginning on April 24, 2000, Seller or any Stockholder shall be permitted to Transfer not more than one-half of the Purchaser Shares received by Seller or any Stockholder. Thereafter, Seller and each Stockholder shall be permitted to Transfer the remaining Purchaser Shares at any time after (but not before) the second anniversary of the date hereof.

     (b) Purchaser shall not be required to reflect on its books any purported Transfer in violation of any of the provisions set forth in this Section 5.2, to treat any purported transferee of such Purchaser Shares as a record owner of such Purchaser Shares, or (iii) to afford such purported transferee any right to vote, or to receive dividends in respect of, such Purchaser Shares.

     (c) Notwithstanding the foregoing provisions, each Stockholder may Transfer the Purchaser Shares to a spouse, a lineal ancestor or descendant, or adopted child, of such Stockholder, or a trust for the primary benefit of any of such Stockholder or the foregoing, provided, that the transferee of such Purchaser Shares shall agree to be bound by the limitations set forth in this
Section 5.2.

     5.3 NAME CHANGE; D/B/A NAMES. Seller shall take or cause to be taken all necessary action in order to change its corporate name to a name reasonably approved by Purchaser shall have effected such name change by filing an amendment to its Articles of Incorporation with the Illinois Secretary of State within fourteen (14) days hereafter. Seller shall execute and deliver such consents, waivers and other documents as are necessary or, in Purchaser's determination, advisable in order for Purchaser to use the corporate name "Omnitech", any derivation of any such name or any other name associated with or relating to the Business.

     5.4  CHANGE OF CONTROL.  Effective immediately upon a Change of Control,
(i) Purchaser's obligations under the Promissory Note and the Earn-Out Calculation shall become due and payable without any further action on the part of Seller and Purchaser shall pay to Seller (A) the then outstanding principal amount (together with accrued interest thereon) of the Promissory Note and (B) the maximum amount Seller could have received pursuant to the Earn-Out Calculation after the date of the Change of Control; and (ii) the limitations on Transfer set forth in Section 5.2 hereof shall be null and void and of no further force or effect.

     For purposes of this Agreement, a "Change of Control" shall mean:

     (a) individuals who, as of the date hereof, constitute the Board of Directors of Purchaser (the "Board") (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Purchaser's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14A-11 of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

     (b)  approval by the stockholders of Purchaser of a "Business
Combination," which shall mean a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger of consolidation,
(i) more than 50% of respectively, the then outstanding common shares of the corporation resulting from such reorganization, merger of consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of Purchaser ("Outstanding Company Common Stock") and the combined voting power of the then outstanding voting securities of the Purchaser entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, and (ii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

     (c) approval by the stockholders of Purchaser of (i) a complete liquidation or dissolution of Purchaser or (ii) the sale of other disposition of all or substantially all of the assets of Purchaser, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

     For purposes of the foregoing definition of "Change of Control," a "subsidiary" of Purchaser shall mean any corporation in which Purchaser, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

     5.5 INTERNAL REVENUE FORMS. Each of Seller and Purchaser agree that, in accordance with the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60, 1990-2 Internal Revenue Bulletin 399, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941, (i) each of Seller and Purchaser shall report on a 'predecessor successor' basis as set forth herein, (ii) Seller shall be relieved from furnishing Forms W-2 to the employees of Seller to whom Seller would have been obligated to furnish such Forms to for the full 1999 calendar year, and (iii) Purchaser will assume the obligation of Seller to furnish such Forms to such employees for the full 1999 calendar year.

     5.6  MISCELLANEOUS ACTIONS.

     (a) Immediately following the Closing, Purchaser shall pay to Seller in cash the full aggregate amount set forth on Schedule 2.7 and Seller shall use such payments to promptly satisfy the obligations described thereon;

     (b) Concurrent with the Closing, Purchaser shall pay to Seller an aggregate amount equal to Seller's payroll obligations for the period beginning on April 1, 1999 and ending April 30, 1999 and Seller shall use such payments to satisfy such payroll obligations in full;

     (c) No later than ten (10) days after the Closing, Seller shall cause Purchaser to be named as an "additional insured" on each of its existing policies of insurance; and

     (d) No later than fifteen (15) days after Closing, Seller shall cause to be delivered to Purchaser a cash flow statement for the year ended December 31, 1998 and for the period beginning January 1, 1999 and ending March 31, 1999.


                                   ARTICLE VI
                                    CLOSING

     6.1 TIME AND PLACE. The Closing shall take place at 10:00 a.m. (Chicago time) on the date hereof at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois.

     6.2 CLOSING TRANSACTIONS. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

     6.3 DELIVERIES BY SELLER TO PURCHASER. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

     (a) the Bill of Sale and Assignment, the Assumption Agreement and warranty bills of sale, lease assignments, contract assignments, vehicle titles and other documents and instruments of sale, assignment, conveyance and transfer as Purchaser may deem necessary or desirable, each as duly executed by Seller;

     (b) articles of incorporation of Seller certified by the Secretary of State of the State of Illinois as of a date not earlier than five (5) days prior to the date hereof;

     (c) a certificate of the Secretary or Assistant Secretary of Seller, dated as of the date hereof, certifying to (i) the by-laws of Seller, and
(ii) resolutions of the Board of Directors of Seller approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

     (d) certificates of good standing for Seller from the State of Illinois and any state where Seller's failure to be qualified to transact business as a foreign corporation would have a material adverse effect on Seller or its business or financial condition;

     (e) an executed original of each consent required to be obtained pursuant to Section 3.16;

     (f) an affidavit of the President or a Vice President of Seller stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1442(b)(2) of the Code;

     (g) all releases necessary to terminate and discharge any Liens on the Purchased Assets;

     (h) a withholding certificate, in the form of Exhibit G executed by Seller;

     (i) evidence of the repayment in full of the aggregate amount of all loans, if any, due and owing to Seller from any Stockholder or any of Seller's Affiliates, employees, officers or directors;

     (j) a legal opinion from Ehrenreich Eilenberg Krause & Zivian LLP, special counsel to Seller and the Stockholders, in form and substance satisfactory to Purchaser;

     (k)  evidence of name change by Seller;

     (l)  the Allocation Agreement executed by Seller;

     (m) Employment Agreements substantially in the form of Exhibit H executed by each Stockholder (collectively, the "Employment Agreements"); and

     (n) such other instruments and documents as are: required by any other provisions of this Agreement to be delivered on the date hereof by Seller to Purchaser; or reasonably necessary, in the opinion of Purchaser, to effect the performance of this Agreement by Seller and the Stockholders.

     6.4 DELIVERIES BY PURCHASER TO SELLER. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

     (a) (i) the Purchase Price in accordance with Section 2.2, the Promissory Note and (iii) certificates representing the Purchaser Shares issued in the name of Seller;

     (b) each of the Bill of Sale and Assignment and the Assumption Agreement duly executed by Purchaser;

     (c) a certificate of the Vice President and General Counsel of Purchaser, dated as of the date hereof, certifying to (i) the by-laws of Purchaser; and
(ii) resolutions of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

     (d) certification of incorporation of Purchaser certified by the Secretary of State of the State of Delaware as of a date not earlier than five (5) days prior to the date hereof;

     (e)  the Allocation Agreement executed by Purchaser;

     (f)  each of the Employment Agreements executed by Purchaser;

     (g) a legal opinion from Winston & Strawn, special counsel to Purchaser, in form and substance satisfactory to Seller; and

     (h) such other instruments and documents as are: (i)required by any other provisions of this Agreement to be delivered on the date hereof by Purchaser to Seller; or (ii)reasonably necessary, in the opinion of Seller, to effect the performance of this Agreement by Purchaser.


                                  ARTICLE VII
                                OTHER AGREEMENTS

     7.1 FURTHER ASSURANCE. At any time and from time to time from and after the date hereof, Seller, Stockholders and Purchaser will, at the request and expense of the other parties hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to Purchaser of the Purchased Assets or for the performance by Seller, Stockholders or Purchaser of any of their other respective obligations under this Agreement.

     7.2  CONFIDENTIALITY.

     (a) The parties hereto agree with respect to the terms and conditions of this Agreement, including, without limitation, the Purchase Price, and all information that is furnished or disclosed by the other party (collectively, "Confidential Information"), that (i)such Confidential Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (ii)the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information, treating such Confidential Information with the same degree of care, but not less than a reasonable degree of care, and confidentiality as it accords its own confidential and proprietary information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Confidential Information which (A)is contained in a printed publication available to the general public, (B)is or becomes publicly known through no wrongful act or omission of the receiving party, (C) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential Information, or (D)is legally required to be disclosed, in which case the receiving party shall notify the disclosing party a reasonable time prior to disclosure and allow the disclosing party a reasonable opportunity to seek appropriate protective measures; and (iii)all such Confidential Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party, and in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to an Authority with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort).

     (b) Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 7.2(a) is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach of any other party.

     7.3  EMPLOYMENT MATTERS.

     (a) Purchaser shall offer employment to all of the employees of Seller engaged full-time or part-time in the conduct of the Business at not less than their current salary from Seller (and on other terms and conditions substantially similar to the terms and conditions to which similarly situated non-probationary employees of Purchaser are subject) and Seller shall facilitate the employment of such persons by Purchaser, including termination of the employment of such persons by Seller on the date hereof. Seller shall be responsible for the payment of all compensation and other benefits payable to, or accrued in respect of, all such employees for all times prior to the termination of their employment with Seller. Seller shall retain all Liabilities (including, without limitation, any severance claims or other causes of action) that relate to or arise out of employment with Seller) that are asserted by any employee or former employee of Seller (including any and all beneficiaries thereof) who do not become employees of Purchaser.

     (b) All hourly and salaried employees of Seller who accept employment with Purchaser and commence such employment after the Closing (the "Transferred Employees") will be included in Purchaser's existing employee welfare benefit plans and will be subject to Purchaser's existing employment policies, as applicable to Purchaser's employees who are similarly situated.

     7.4 EMPLOYEE BENEFITS. (a) Seller shall remain solely responsible for Liabilities arising from workers' compensation claims, both medical and disability, or other government-mandated programs which are based on injuries occurring prior to the date hereof regardless of when such claims are filed. Purchaser shall be solely responsible for such claims of Transferred Employees based on injuries occurring after the date hereof.

     (b) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident, disability or other benefits brought by or in respect of Transferred Employees and former employees of Seller under any of Seller's welfare benefit plans where the claims were incurred prior to the date hereof regardless of when such claims are filed.

     (c) Seller shall remain solely responsible for all Liabilities in connection with claims for benefits brought by or in respect of all employees and former employees of Seller (other than Transferred Employees) under any of Seller's welfare benefit plans with respect to medical, dental, life insurance, health, accident or disability or other benefits, including without limitation continuation coverage pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA.

     7.5     NON-COMPETITION AGREEMENT.

     7.5.1 In partial consideration for the Purchase Price paid to Seller for the Purchased Assets, for a period of three (3) years from and after the date hereof, Seller shall not, directly or indirectly, or as the agent of another Person or through other Persons as an agent:

     (a) participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that is competitive with the Business within any geographic area in which any of the Related Entities does business; provided, however, that Seller may own up to five percent (5%) of any class of securities of a corporation engaged in such a competitive business if such securities are listed on a national securities exchange or registered under the Exchange Act;

     (b) solicit any current employee of the Related Entities or any individual who becomes an employee during such period to leave such employment; or

     (c) seek to divert or dissuade from continuing to do business with or entering into business with any of the Related Entities, any supplier, customer or other Person that had a business relationship with or with which any Related Entity was actively planning or pursuing a business relationship during such three-year period.

     7.5.2 The necessity of protection against the competition of Seller against Purchaser and the nature and scope of such protection has been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not-to-compete described in this Section 7.5 are fair, reasonable and necessary and that adequate compensation has been received by Sellers for such obligations. If, however, for any reason any court determines that the restrictions in this Section 7.5 are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this
Section 7.5 as will render such restrictions valid and enforceable.

     7.5.3 In the event of a breach or threatened breach of this Section 7.5, Purchaser shall be entitled, without the posting of a bond, to an injunction restraining such breach. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

                                  ARTICLE VIII
                                INDEMNIFICATION

     8.1 INDEMNIFICATION BY SELLER. Seller and Stockholders, jointly and severally, agree to indemnify, defend and hold harmless Purchaser and all of its officers, directors, shareholders, Affiliates, employees and agents (the "Purchaser Indemnified Persons") after the Closing from and against any Adverse Consequence arising out of or resulting from:

     (a) the untruth, inaccuracy or incompleteness as of the date hereof of any representation or warranty of Seller or any Stockholder contained in this Agreement or Schedules hereto (or in any document, writing, certificate, data or financial statements delivered or required to be delivered by Seller or any Stockholder pursuant to this Agreement) (each a "Purchaser Warranty Claim") or the failure by any Stockholder or Seller to perform any of his or its covenants or obligations hereunder;

     (b) any brokers' commissions, finders' fees or other like payments incurred or alleged to have been incurred by Seller or any Stockholder in connection with the sale of the Shares or the consummation of the transactions contemplated by this Agreement; and

     (c)  any and all Retained Liabilities of Seller.

     8.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify, defend and hold harmless Seller, each Stockholder and their respective employees, agents and Affiliates after the Closing from and against any Adverse Consequences arising out of or resulting from (a) the untruth, inaccuracy or incompleteness as of the date hereof of any representation or warranty of Purchaser contained in this Agreement (or in any document, writing or certificate delivered by Purchaser under this Agreement) (each a "Seller Warranty Claim"), (b) the failure by Purchaser to perform any of its covenants or obligations hereunder, (c) any brokers' commissions, finders' fees or other like payments incurred or alleged to have been incurred by Purchaser in connection with the sale of the Purchased Assets or the consummation of the transactions contemplated by this Agreement and (d) any and all Purchased Assets and Liabilities (other than Retained Liabilities) of Seller.

     8.3 PROCEDURE FOR INDEMNIFICATION. If any Person shall claim indemnification (the "Indemnified Party") hereunder for any claim other than a third-party claim, the Indemnified Party shall promptly give written notice to the other party from whom indemnification is sought (the "Indemnifying Party") of the nature and amount of the claim. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, the Indemnified Party shall promptly give written notice (a "Third-Party Notice") to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. The Indemnifying Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing, any claim or demand set forth in a Third-Party Notice giving rise to such claim for indemnification. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than fifteen (15) days after receipt of the Third-Party Notice) notify the Indemnified Party in writing of its intention to do so. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. After the assumption of the defense by the Indemnifying Party, the Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnifying Party, in connection with such defense, but the Indemnified Party may participate in such defense at its own expense. No settlement of a third party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third party claim or demand.

     8.4  LIMITATIONS ON INDEMNITY.  (a) The indemnities contained in this
Article VIII with respect to Purchaser Warranty Claims and Seller Warranty Claims shall expire eighteen (18) months following the date hereof, except with respect to claims under Section 3.13 as to which the indemnification obligation shall survive until thirty (30) days after the expiration of any applicable statute of limitations; provided, that if at the stated expiration of any indemnification obligation there shall then be pending any indemnification claim by a Person, such Person shall continue to have the right to such indemnification with respect to such claim notwithstanding such expiration.

     (b) Seller's and Stockholder's maximum aggregate liability to the Purchaser Indemnified Persons for indemnification of Purchaser Warranty Claims pursuant to Section 8.1(a) shall not exceed $7,500,000.

     (c) Purchaser's maximum aggregate liability to Seller and Stockholders for indemnification of Seller Warranty Claims pursuant to Section 8.2(a) shall not exceed $2,500,000.

     (d) No Purchaser Indemnified Person shall be entitled to indemnification pursuant to Section 8.1 for any Purchaser Warranty Claims unless and until the aggregate Adverse Consequences suffered by all Purchaser Indemnified Persons collectively exceeds $300,000 whereupon the Purchaser Indemnified Persons shall be entitled to indemnification hereunder from Seller and Stockholders for all Adverse Consequences suffered by Purchaser Indemnified Persons regardless of such threshold amount.

     (e) Seller and Stockholders shall not be entitled to indemnification pursuant to Section 8.2 for any Seller Warranty Claims unless and until the aggregate Adverse Consequences suffered by Seller and Stockholders exceeds $50,000, whereupon Seller and Stockholders shall be entitled to indemnification hereunder from Purchaser for all Adverse Consequences suffered by Seller and Stockholders regardless of such threshold amount.

     8.5 PAYMENT. Except for third-party claims and disputes subject to arbitration under Section 10.13 being defended in good faith by the Indemnifying Party in accordance with Section 8.3, the Indemnifying Party shall satisfy its obligations hereunder within fifteen (15) days after receipt of notice of a claim.

     8.6 SET-OFF. If Seller or any Stockholder fails to make any payment with respect to any indemnification claim in accordance with this Article VIII when due, Purchaser may, in addition to any other rights hereunder, upon seven (7) days notice to Seller, set-off the amount of such claim against any amounts payable by Purchaser to Seller under this Agreement, (including, without limitation, payments to be made pursuant to the Promissory Note and Section 2.4 hereof). Notwithstanding anything in this Article VIII to the contrary, Purchaser and Seller each agrees that (i) any claim for indemnification by Purchaser shall be charged first against any amounts owing to Seller under the Promissory Note, in the inverse order of the installments owing thereunder, (ii) any additional amounts shall then be charged against any payments which may become owing to Seller pursuant to Section 2.3, and (iii) in no event shall Purchaser have any right of set-off or deduction against any compensation in whatever form paid to any of the Stockholders in their capacities as employees or officers of, or consultants, to, Purchaser or any Affiliate thereof on account of any indemnification obligation owing to Purchaser by the Seller or any Stockholder hereunder.

                                   ARTICLE IX
                            SELLER'S REPRESENTATIVE

     9.1 APPOINTMENT. Seller hereby irrevocably makes, constitutes and appoints Joel D. Krauss as representative on behalf of Seller and Stockholders (the "Representative") for all purposes under this Agreement. In the event of the death, resignation or incapacity of the Representative, Seller shall promptly designate another individual to act as their representative under this Agreement so that at all times there will be a Representative with the authority provided in this Article IX. Such successor Representative shall be designated by Seller by an instrument in writing signed by Seller (or its successors in interest), and such appointment shall become effective as to the successor Representative when such instrument shall have been delivered to him or her and a copy thereof delivered to Purchaser.

     9.2 AUTHORIZATION. Seller and each Stockholder hereby authorizes the Representative, on their behalf and in its or his name, to:

     (a) receive all notices or documents given or to be given to Seller or Stockholders by the Purchaser pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement. The Representative shall make a good faith reasonable effort to forward a copy of such notice of process to Seller and each Stockholder;

     (b) deliver at the Closing the Purchased Assets in exchange for the consideration payable with respect to such Purchased Assets;

     (c) upon confirmation of the receipt of wire transfers or certified or official bank check, sign and deliver to Purchaser at the Closing a receipt for Seller's consideration;

     (d) deliver to Purchaser at the Closing all certificates and documents to be delivered to Purchaser by Seller pursuant to this Agreement, together with any other certificates and documents executed by Seller and deposited with the Representative for such purpose;

     (e) engage counsel, and such accountants and other advisors for Seller and incur such other expenses on behalf of Seller in connection with this Agreement and the transactions contemplated hereby as the Representative may deem appropriate; and

     (f) take such action on behalf of Seller as the Representative may deem appropriate in respect of:

          (i) waiving any inaccuracies in the representations or warranties of Purchaser contained in this Agreement or in any document delivered by Purchaser pursuant hereto;

          (ii) taking such other action as the Representative is authorized to take under this Agreement including, without limitation, Section 2.3;

          (iii) receiving all documents or certificates and making all determinations, on behalf of Seller, required under this Agreement;

          (iv) all such other matters as the Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby; and

          (v) taking all such action as may be necessary after the date hereof to carry out any of the transactions contemplated by this Agreement.

     9.3 IRREVOCABLE APPOINTMENT. The appointment of the Representative hereunder is irrevocable and any action taken by the Representative pursuant to the authority granted in this Article IX shall be effective and absolutely binding on Seller and each Stockholder notwithstanding any contrary action of, or direction from, Seller or a Stockholder, except for actions taken by the Representative which are in bad faith or grossly negligent. The death or incapacity of a Stockholder shall not terminate the prior authority and agency of the Representative.

     9.4 RESIGNATION. The Representative may resign at any time by giving notice to Seller, and such resignation shall be effective upon the appointment and qualification of a successor. The Representative may be discharged, and replaced by another person to act as his or her successor, by an instrument in writing signed by Seller (or its successors in interest) or Stockholders holding a majority of the Purchaser Shares at the time of determination.

     9.5 PURCHASER'S RELIANCE. Purchaser shall not be obliged to inquire into the authority of the Representative, and Purchaser shall be fully protected in dealing with the Representative in good faith.

     9.6 EXCULPATION AND INDEMNIFICATION. In performing any of his or her duties as Representative under this Agreement, the Representative shall not incur any Liability to any Person, except for Liability caused by the Representative's willful misconduct or gross negligence. Accordingly, the Representative shall not incur any such Liability for (i) any action that is taken or omitted in good faith regarding any questions relating to the duties and responsibilities of the Representative under this Agreement, or (ii) any action taken or omitted to be taken in reliance upon any instrument that the Representative shall in good faith believe to be genuine, to have been signed or delivered by a proper person or persons and to conform with the provisions of this Agreement.

     (b) Stockholders, jointly and severally, shall indemnify, defend and hold harmless the Representative against, from and in respect of any Adverse Consequence arising out of or resulting from the performance of his or her duties hereunder or in connection with this Agreement (except for Liabilities arising from the gross negligence or willful misconduct of the Representative).

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

     10.1 POST-CLOSING DELIVERIES. After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one party but directed toward or due to another shall be promptly delivered to the other party. Seller shall cooperate with Purchaser after the Closing to ensure the orderly transition of the operation of the Purchased Assets from Seller to Purchaser.

     10.2 NOTICES. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

             (i)  if to Purchaser:

                  Diamond Technology Partners Incorporated
                  John Hancock Center
                  875 North Michigan Avenue, Suite 3000
                  Chicago, Illinois 60611
                  Attention: Nancy K. Bellis, Vice President and General Counsel
                  Facsimile: (312)-255-5820

                  with a copy to:

                  Winston & Strawn
                  35 West Wacker Drive
                  Chicago, Illinois 60601
                  Attention: Leland E. Hutchinson
                  Facsimile: (312) 558-5700


             (ii) if to Seller or Representative:

                  Joel D. Krauss
                  431 West Oakdale, Apt. 4D
                  Chicago, IL 60657

                  with a copy to:

                  John E. Campbell & Associates, Ltd.
                  1801-H North Mill Street
                  Naperville, Illinois 60653
                  Attention: David Campbell
                  Facsimile: (630) 420-1918
or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 10.2.

     10.3 ASSIGNMENT. No party may assign or transfer any or all of its rights or obligations under this Agreement without the prior written approval of all the other parties; provided, however, that Purchaser may assign or transfer all (but not less than all) of its rights and obligations under this Agreement to any Person that is wholly-owned, directly or indirectly, by Purchaser; provided, further, Seller may transfer all or any portion of its interest in the Purchaser Shares or the Promissory Note to any Stockholder.

     10.4 BENEFIT OF THE AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be construed so as to confer any right or benefit upon any Person, other than the parties hereto and their respective successors and permitted assigns.

     10.5 EXHIBITS AND SCHEDULES. The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein.

     10.6 HEADINGS. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

     10.7 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof.

     10.8 MODIFICATIONS AND WAIVERS. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchaser and Seller. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

     10.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.10 SEVERABILITY. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

     10.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.




                                      -33
-

     10.12 EXPENSES. Except as otherwise expressly provided herein, each party hereto shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     10.13 ARBITRATION. Any dispute among the parties in connection with or arising with respect to any provision of this Agreement shall be subject to binding arbitration in Chicago, Illinois. To commence arbitration, one of the Purchaser, Seller or the Representative, as the case may be, shall deliver written notice of dispute and written demand for arbitration to the other parties. Purchaser, Seller and the Representative shall, within thirty (30) days of delivery of such notice, mutually agree in writing to an independent arbitrator. If the parties are unable to agree by the thirtieth day after delivery of notice, the party demanding arbitration shall request the American Arbitration Association to appoint an arbitrator located in Chicago, Illinois. The arbitration shall be conducted according to the rules of the American Arbitration Association within the following guidelines:

     (a) each party shall present its case in writing to the arbitrator within sixty (60) days of the appointment of the arbitrator. There shall be one reply brief submitted by each party;

     (b) each party shall be allowed a maximum of two days to make its presentations to the arbitrator;

     (c) the decision of the arbitrator shall be in writing and final and binding on the parties, and may be entered and enforced by any court of competent jurisdiction; and

     (d) each party shall bear its own expenses in connection with the arbitration.

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

PURCHASER:                               DIAMOND TECHNOLOGY
                                         PARTNERS INCORPORATED


                                         By:___________________________

                                         Name:_________________________

                                         Title:________________________


SELLER:                                  OMNITECH CONSULTING GROUP, INC.

                                         By:___________________________

                                         Name:_________________________

                                         Title:________________________


STOCKHOLDERS:

___________________________              ______________________________
Matthew Adlai-Gail                       Edward G. Arnold


___________________________              ______________________________
Fredrick A. Belmont                      John A. Faier


___________________________              ______________________________
Michael R. Hoffman                       Joel D. Krauss


___________________________              ______________________________
Michael C. Krauss                        Edward W. Miller


                                   EXHIBIT A
                          FORM OF ASSUMPTION AGREEMENT

                                   EXHIBIT B
                      FORM OF BILL OF SALE AND ASSIGNMENT

                                   EXHIBIT C
                            FORM OF PROMISSORY NOTE

                                   EXHIBIT D
                                EARN-OUT FORMULA

                                   EXHIBIT E
                          ALLOCATION OF PURCHASE PRICE

     Seller and Purchaser hereby agree to allocate the tax basis of the Purchased Assets and assumed Liabilities as follows:

     (1) equipment and other fixed assets will be reflected at their net book value as set forth on the audited Closing Balance Sheet; and

     (2) all other Purchased Assets and assumed Liabilities will be reflected at their respective balance as set forth on the audited Closing Balance Sheet; and

     (3)  any excess will be allocated to goodwill.

PURCHASER:                                   DIAMOND TECHNOLOGY
                                             PARTNERS INCORPORATED

                                             By:____________________________

                                             Name:__________________________

                                             Title:_________________________


SELLER:                                      OMNITECH CONSULTING GROUP, INC.

                                             By:____________________________

                                             Name:__________________________

                                             Title:_________________________


                                   EXHIBIT F
                        FORM OF WITHHOLDING CERTIFICATE


     I, ________________ , on behalf of Omnitech Consulting Group, Inc. (the "Company") hereby certify as to the following:

     1. This Company is not a nonresident alien for purposes of U.S. income taxation;

     2.   The Company's U.S. taxpayer identification number is ________________;
          and

     3.   The Company's address is


          _________________________


          _________________________



     I understand that this certification may be disclosed to the Internal Revenue Service.

     Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete.

     OMNITECH CONSULTING GROUP, INC.


     By:___________________________


     Name:_________________________


     Title:________________________


                                                             Date April 23, 1999

                                   EXHIBIT G
                          FORM OF EMPLOYMENT AGREEMENT

                                  SCHEDULE 2.7

                              LIABILITIES ASSUMED


1998 Bonus Pool B as of 4/23/99.....................  $  247,350
1998 Bonus Pool C as of 4/23/99.....................     350,000
1998 Profit Sharing Pool (Pool D) as of 4/23/99.....     440,011
1998 Bonus Pool E as of 4/23/99.....................     759,788
1999 Profit Sharing and Bonus Pool as of 3/31/99....     325,500
1999 Net Income Bonus Pool as of 3/31/99............     104,584
                                                       ---------
                                                       2,227,233
                                                       =========

                         LIST OF EXHIBITS AND SCHEDULES

     The following is a list identifying all omitted exhibits and schedules to the Agreement. Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibits or schedules.

EXHIBITS                     DESCRIPTION
--------                     -----------
Exhibit A                    Form of Assumption Agreement
Exhibit B                    Form of Bill of Sale and Assignment
Exhibit C                    Form of Promissory Note
Exhibit D                    Earn-out Calculation
Exhibit E                    Allocation of Purchase Price
Exhibit F                    Form of Withholding Certificate
Exhibit G                    Form of Employment Agreement

SCHEDULES
---------
Schedule 1.2                 Retained Assets
Schedule 2.7                 Liabilities Assumed
Schedule 3.1                 Corporate Status; Authority of Seller
Schedule 3.3                 Intellectual Property
Schedule 3.7                 Personnel Identification and Compensation
Schedule 3.11                Certain Transactions
Schedule 3.12                Employee Benefit Matters
Schedule 3.13(i)             Taxes
Schedule 3.14                Title to Assets
Schedule 3.16                Consents
Schedule 3.17                Licenses and Permits
Schedule 3.18                Insurance
Schedule 3.19                Financial Statements
Schedule 3.20                Undisclosed Liabilities
Schedule 3.21                Conduct of Business Since Reference Balance Sheet
Schedule 3.22                Brokers or Consultants Fees
Schedule 3.23                Banking Arrangements